Exhibit 99.2
Chromcraft Revington Reports Fourth Quarter and 2008 Operating Results
West Lafayette, Indiana, April 17, 2009- Chromcraft Revington, Inc. (NYSE Amex: CRC) today reported consolidated sales for the three months ended December 31, 2008 of $22,875,000, representing a decrease of 19.3% as compared to sales of $28,345,000 for the year earlier period. Net loss for the three months ended December 31, 2008 was $8,011,000, or $1.75 loss per share, as compared to a loss of $6,825,000, or $1.51 loss per share in 2007. For the year ended December 31, 2008, consolidated sales were $99,014,000, representing a 19.7% decrease from sales of $123,373,000 for the year ago period. Net loss for the year ended December 31, 2008 was $26,461,000, or $5.79 loss per share, as compared to a loss of $13,385,000, or $2.97 loss per share, for the prior year. All information for 2007 has been adjusted to reflect the Company’s change in accounting for inventories from LIFO to FIFO.
For 2008, the Company used cash of $7,906,000 for operating, investing and financing activities as compared to $367,000 of cash generated in 2007. Net cash used in 2008 has a number of one-time cash items, including asset sales, tax refunds, severance and other restructuring costs and may not be representative of future cash flow.
Sales for the fourth quarter of 2008 were lower as compared to the prior year period primarily due to a weak retail environment reflecting the effects of the current economic recession, competitive pressure from the globalization of the residential furniture market, unsuccessful product introductions, the transition of the Company’s business model and the impact of restructuring activities, which included the discontinuation of slow moving and unprofitable products. Residential furniture sales decreased in all categories as compared to the 2007 fourth quarter. Commercial furniture sales for the fourth quarter of 2008 decreased compared to the prior year period primarily due to lower shipments of public area seating products.
Gross margin (expense) for the three months ended December 31, 2008 was negatively impacted by the lower sales volume, competitive price pressure, manufacturing inefficiencies and unabsorbed fixed overhead during a plant shutdown, and inventory write-downs due to unsuccessful product introductions and excess inventory levels. Selling, general and administrative expenses were lower in the fourth quarter of 2008 as compared to the year earlier period primarily due to employee reductions and a decrease in selling related expenses.

As previously reported, the Company incurred asset impairment and restructuring charges during the year ended December 31, 2008, primarily due to the shutdown of two furniture manufacturing operations, consolidation of warehousing and distribution activities and severance costs from a management reorganization. Total asset impairment and restructuring expenses for the three and twelve months ended December 31, 2008 were $330,000 and $8,977,000, respectively. The Company expects to incur total asset impairment and restructuring expenses of $9,534,000 for the restructuring activities implemented in 2008, of which $557,000 is expected in 2009. A portion of these charges and expenses, resulting in total expected cash expenditures of approximately $2,615,000, do not include cash proceeds of $4,121,000 received in 2008 from asset sales arising from the restructuring and approximately $484,000 of cash that was received in the first quarter of 2009.
After completing the 2008 restructuring activities, the Company will be manufacturing and distributing dining room and commercial furniture from its Senatobia, Mississippi facility; warehousing and distributing occasional furniture from its Delphi, Indiana facility; operating a product quality and sourcing office in Dongguan, China; and performing administrative and finance functions at its corporate headquarters in West Lafayette, Indiana.
Commenting on these results, Ronald H. Butler, the Chairman and Chief Executive Officer of the Company, said “The furniture manufacturing industry in North America not only has been impacted by globalization, but also by declining consumer spending due to the downturn in the economy. The Company has taken aggressive steps to reduce its overhead expense, make more efficient use of its facilities, improve the return on its assets, and conserve cash. During the fourth quarter of 2008, the Company paid off its bank indebtedness and ended the year with a cash position of $879,000. Looking forward, at the end of the first quarter of 2009 the Company had no borrowings under its revolving bank credit facility and its cash position improved to approximately $5,000,000. Cash flow was generated primarily from a reduction in working capital assets due, in part, to the disposition of slow moving and unprofitable products.” Butler added that the Company believes its strong balance sheet and available bank credit line are adequate to support its business transition activities in 2009.
Butler said, “New products are being designed in all residential categories in order to better position the Company’s product offerings. The new Southern Living™ licensing program initiated in 2008 is a part of that repositioning. Southern Living™ furniture lines, which are expected to ship in the second half of 2009, will include several furniture categories for the home.
While no one can accurately predict the timing and magnitude of the United States government’s economic stimulus plans on the health care, education, airport, and government segments’ purchasing of furniture, the Company’s commercial division targets those segments and also designed new products in 2008 to better serve its customers.

The Company’s transition strategy has also focused on improving customer service. The planned consolidation of the Company’s product distribution system into two central distribution centers is expected to eliminate the excess expenses incurred from customers placing orders and receiving shipments from multiple divisions. In the future, the Company expects to add other outsourced furniture categories to its distribution business.
Like everyone, we look forward to better economic times, but are not counting on the lift of an improved economy to sustain our business. We took aggressive steps to position the Company for an economic recovery and will remain vigilant in adjusting to this fundamentally changing industry.”
Chromcraft Revington™ businesses design residential and commercial furniture marketed throughout North America. The Company wholesales its residential furniture products under the Chromcraft™, Peters-Revington™, and Cochrane™ brand names. It sells commercial furniture under the Chromcraft™ brand name. Furniture production is now centered in Senatobia, Mississippi and from overseas producers in China.
This release contains forward-looking statements that are based on current expectations and assumptions. These forward-looking statements can be generally identified as such because they include future tense or dates, or are not historical or current facts, or include words such as “believes,” “may,” “expects,” “intends,” “plans,” “anticipates,” or words of similar import. Forward-looking statements are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected, or anticipated as of the date of this release.
Among such risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated are general economic conditions, including the weak retail environment; current difficult general economic conditions; import and domestic competition in the furniture industry; ability of the Company to execute its business strategies; implement its new business model and successfully complete its business transition; supply disruptions with products manufactured in China; market interest rates; consumer confidence levels; cyclical nature of the furniture industry; consumer and business spending; changes in relationships with customers; customer acceptance of existing and new products; new and existing home sales; financial viability of the Company’s customers and their ability to continue or increase product orders; loss of key management employees; and other factors that generally affect business; and certain risks as set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2008.
The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.
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Condensed Consolidated Statements of Operations (unaudited)
Chromcraft Revington, Inc.
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
		Adjusted		Adjusted
	2008	2007	2008	2007

Sales	$22,875	$28,345	$99,014	$123,373

Cost of sales	25,212	24,956	98,467	108,454

Gross margin (expense)	(2,337)	3,389	547	14,919

Selling, general and administrative expenses	5,570	8,095	26,399	30,255

Operating loss	(7,907)	(4,706)	(25,852)	(15,336)

Interest expense, net	(98)	(98)	(401)	(48)

Loss before income tax benefit (expense)	(8,005)	(4,804)	(26,253)	(15,384)

Income tax benefit (expense)	(6)	(2,021)	(208)	1,999

Net loss	$(8,011)	$(6,825)	$(26,461)	$(13,385)

Basic and diluted loss per share of common stock	$(1.75)	$(1.51)	$(5.79)	$(2.97)

Shares used in computing loss per share	4,577	4,527	4,570	4,502

Condensed Consolidated Balance Sheets (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	December 31,
		Adjusted
	2008	2007

Assets

Cash and cash equivalents	$879	$8,785
Accounts receivable	11,655	12,959
Refundable income taxes	8	4,325
Inventories	21,726	27,996
Assets held for sale	490	455
Prepaid expenses and other	992	1,266

Current assets	35,750	55,786

Property, plant and equipment, net	9,549	17,456
Other assets	688	805

Total assets	$45,987	$74,047

Liabilities and Stockholders’ Equity

Accounts payable	$3,684	$5,137
Accrued liabilities	6,410	6,819

Current liabilities	10,094	11,956

Deferred compensation	795	1,289
Other long-term liabilities	1,667	997

Total liabilities	12,556	14,242

Stockholders’ equity	33,431	59,805

Total liabilities and stockholders’ equity	$45,987	$74,047

Condensed Consolidated Statements of Cash Flows (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	Year Ended December 31,
		Adjusted
	2008	2007

Operating Activities
Net loss	$(26,461)	$(13,385)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization expense	1,489	1,916
Deferred income taxes	202	2,450
(Gain) loss on disposal of assets	14	(345)
Non-cash ESOP compensation expense	466	509
Non-cash stock compensation expense	33	309
Provision for doubtful accounts	1,054	1,160
Non-cash inventory write-downs	7,878	5,369
Non-cash asset impairment charges	4,185	1,342
Other	23	—
Changes in operating assets and liabilities
Accounts receivable	250	4,953
Refundable income taxes	4,115	(4,325)
Inventories	(1,608)	(1,275)
Prepaid expenses and other	274	(66)
Accounts payable	(1,453)	(7)
Accrued liabilities	(644)	(715)
Long-term deferred compensation	(494)	(629)
Other long-term liabilities and assets	285	(310)

Cash used in operating activities	(10,392)	(3,049)

Investing Activities
Capital expenditures	(1,457)	(1,037)
Proceeds on disposal of assets	4,121	4,493

Cash provided by investing activities	2,664	3,456

Financing Activities
Borrowings under revolving bank credit facility	14,722	—
Repayments under revolving bank credit facility	(14,722)	—
Stock repurchase from related party	(156)	(4)
Purchase of common stock by ESOP trust	(22)	(36)

Cash used in financing activities	(178)	(40)

Change in cash and cash equivalents	(7,906)	367

Cash and cash equivalents at beginning of the period	8,785	8,418

Cash and cash equivalents at end of the period	$879	$8,785